Exhibit 99.1

Fusion Improves Adjusted EBITDA 150% and Increases Third Quarter Revenue 49%

NEW YORK, NY – November 15, 2013 - Fusion Telecommunications International, Inc. (OTCQB: FSNN), a provider of integrated cloud solutions, including cloud communications, cloud computing, cloud storage and security (“Fusion”), today announced financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter Company Highlights

●	Achieved revenues of $14.8 million, an increase of $4.9 million, or 49%, from the third quarter of 2012.
o	Revenues from Fusion’s higher margin Business Services Segment increased by $7.2 million to $7.8 million compared to the same period last year.
●	Gross profit increased 511% to $4.9 million compared to the third quarter of 2012.
●	Gross margin increased to 32.8% as compared to 8.0% for the third quarter of 2012.
●	Adjusted EBITDA improved to $0.7 million from an adjusted EBITDA loss of $1.3 million for the same period last year.
●	Adjusted EBITDA increased by more than 34% from the second quarter of 2013.
●	Business Services Segment churn was 1.0%.
●	Business Services Segment ARPU was $721.
●	Contracted value of new booked Business Services Segment orders was $3.2 million, a 150% increase compared to the same period last year.

“Fusion’s third consecutive quarter of improved financial results, high ARPU and low churn reflect our ongoing progress in executing our strategy,” said Matthew Rosen, Fusion’s Chief Executive Officer.  “Throughout the year, we have continued to differentiate Fusion with a portfolio of integrated cloud solutions that we are increasingly targeting to specific vertical markets. We believe that much of our progress reflects our customers’ confidence in a strategy that combines a scalable and diverse network connecting customers to our cloud, with an advanced, proprietary cloud platform delivering true end to end solutions to enterprises of every size.  During the quarter, we continued work on closing our recently announced acquisition of Broadvox’s cloud services business, a transaction that we expect to close prior to the end of 2013. The acquisition will contribute substantially to the financial and operational platform we have already built, positioning us well for accelerated organic growth and additional tuck in acquisitions.”

Third Quarter Results

Fusion reported consolidated revenues of $14.8 million for the quarter ended September 30, 2013, an increase of $4.9 million, or 49%, from the third quarter of 2012.  Revenues from Fusion’s Business Services Segment increased by $7.2 million to $7.8 million in the third quarter of 2013 compared to the same period of a year ago, and reflects the inclusion of revenue contributed by NBS, which the Company acquired on October 29, 2012.  The Company’s Carrier Services revenue for the third quarter decreased by $2.4 million, or 25.1%, from the third quarter of 2012, mainly due to a decrease in the volume of traffic terminated over its network.

Fusion’s revenue mix has shifted significantly toward the higher margin Business Services segment.  As a result, the Company’s consolidated gross margin increased to 32.8% for the third quarter of 2013, as compared to 8.0% for the third quarter of 2012.  The Business Services segment generated a gross margin of 51.4%, compared with a 40.4% gross margin in the same period of a year ago, and reflects the acquisition of NBS.  The gross margin for the Carrier Services segment increased to 12.2% in the third quarter of 2013 from 6.0% in the third quarter of 2012.

Net loss for the third quarter was $2.2 million, or ($0.01) per share, as compared to a net loss of $1.6 million, or ($0.01) per share in the same period of a year ago. The net loss in the third quarter of 2013 includes the following non-cash items not present in the same period of a year ago: a loss of $0.8 million due to the change in fair value of the Company’s derivative liability associated with warrants issued in connection with senior debt; a loss on extinguishment of debt in the amount of $0.3 million for warrants issued in connection with the conversion of related party debt; and amortization of intangibles acquired in the NBS transaction of $0.6 million.  The third quarter of 2012 also includes interest on senior debt in the amount of $0.5 million with no comparable amount present in 2012.

Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation, amortization and specific non-recurring and non-cash adjustments) for the third quarter of 2013 was $0.7 million, as compared to an adjusted EBITDA loss of $1.3 million in the third quarter of 2012, with the improvement being primarily attributable to the inclusion of NBS’ results in the current period.

At September 30, 2013, the Company had a working capital deficit and stockholders’ deficit of $3.6 million and $3.0 million, respectively, as compared to a working capital deficit of $8.0 million and $6.1 million, respectively, at December 31, 2012, and total assets of $26.7 million.

Nine Months Results

Fusion reported consolidated revenues of $45.2 million for the nine months ended September 30, 2013, an increase of $13.5 million, or 42.6%, from the nine months ended September 30, 2012.  Revenues from Fusion’s Business Services Segment increased by $21.0 million to $22.8 million for the nine months ended September 30, 2013 compared to the same period of a year ago, and includes revenue contributed by NBS.  The Company’s Carrier Services revenue for the nine months ended September 30, 2013 decreased by $7.5 million, or 25.1%, from the first nine months of 2012, due to a decrease in the volume of traffic terminated.

The Company’s consolidated gross margin increased to 30.7% in the nine months ended September 30, 2013, as compared to 11.2% for the same period of 2012, due to an increased contribution from the higher margin Business Services segment, which generated a gross margin of 50.7% in the first nine months of 2013, compared with a 37.7% gross margin in the same period of a year ago, as NBS generates consistently higher margins than the Company’s pre-acquisition Business Services segment.  The gross margin for the Carrier Services segment increased to 10.6% for the nine months ended September 30, 2013 from 9.6% in the same period of a year ago, mainly due to proceeds received from a business interruption insurance claim.

Net loss for the nine months ended September 30, 2013 was $2.1 million, or ($0.01) per share, as compared to a net loss of $3.7 million and ($0.02) per share in the same period of a year ago. The net loss in the first nine months of 2013 reflects a $1.5 million decrease in operating loss, as well as a one-time $2.9 million non-cash gain that was more than offset by interest on senior debt of $1.4 million, amortization of intangibles acquired in the NBS transaction of $1.7 million and a $0.7 million loss on the change in fair value of the Company’s derivative liability.

Adjusted EBITDA for the nine months ended September 30, 2013 was $1.5 million, as compared to an adjusted EBITDA loss of $2.8 million in the same period of 2012, with the improvement being primarily attributable to the inclusion of NBS’ results in the current period.

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the cloud communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and expenses associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$14,811,828	$9,959,965	$45,210,427	$31,714,105
Cost of revenues, exclusive of depreciation and
amortization, shown separately below	9,953,734	9,164,247	31,310,864	28,172,796
Gross profit	4,858,094	795,718	13,899,563	3,541,309
Depreciation and amortization	911,613	94,426	2,634,112	286,603
Selling general and administrative expenses	4,312,508	2,215,751	13,013,954	6,525,277
Total operating expenses	5,224,121	2,310,177	15,648,066	6,811,880
Operating loss	(366,027)	(1,514,459)	(1,748,503)	(3,270,571)
Other (expenses) income:
Interest expense	(663,689)	(56,861)	(1,992,939)	(160,477)
Loss on extinguishment of debt	(291,995)	-	(442,574)	-
Other income (expenses), net	(845,171)	(63,576)	(802,255)	(224,419)
Total other income (expenses)	(1,800,855)	(120,437)	(3,237,768)	(384,896)
Gain on extinguishment of accounts payable	(25,222)	-	2,883,660	-
Net loss	(2,192,104)	(1,634,896)	(2,102,611)	(3,655,467)
Preferred stock dividends	(101,451)	(101,451)	(301,046)	(302,149)
Net loss applicable
to common stockholders	$(2,293,555)	$(1,736,347)	$(2,403,657)	$(3,957,616)

Basic and diluted loss per common share:	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average common
shares outstanding:
Basic and diluted	220,582,275	166,432,351	198,625,110	164,107,320

Fusion Telecommunications International, Inc.
Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,212,514	$543,214
Accounts receivable, net	3,978,844	2,924,302
Inventory	435,808	341,118
Prepaid expenses and other current assets	559,056	1,001,449
Total current assets	6,186,222	4,810,083
Property and equipment, net	2,633,847	2,406,944
Other assets:
Security deposits	646,855	439,741
Restricted cash	396,036	1,026,326
Goodwill	2,603,525	2,406,269
Intangible assets, net	13,736,143	15,396,117
Other assets	476,329	582,947
Total other assets	17,858,888	19,851,400
TOTAL ASSETS	$26,678,957	$27,068,427

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable - non-related parties	$625,000	$208,333
Notes payable - related parties	439,286	639,286
Equipment financing obligations	285,702	136,392
Escrow payable	122,500	-
Accounts payable and accrued expenses	7,638,426	10,579,496
Related party payable	667,793	1,159,573
Current liabilities from discontinued operations	55,000	55,000
Total current liabilities	9,833,707	12,778,080
Long-term liabilities:
Notes payable - non-related parties, net of discount	14,245,256	14,475,747
Notes payable - related parties	3,478,081	4,492,136
Equipment financing obligations	190,161	102,071
Derivative liability	1,798,875	1,066,000
Other long-term liabilities	167,685	266,132
Total liabilities	29,713,765	33,180,166
Stockholders' deficit:

Preferred stock	50	119
Common stock	2,992,670	1,782,504
Capital in excess of par value	150,729,450	146,760,005
Accumulated deficit	(156,756,978)	(154,654,367)
Total stockholders' deficit	(3,034,808)	(6,111,739)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$26,678,957	$27,068,427

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss	$(2,192,104)	$(1,634,896)	$(2,102,611)	$(3,655,467)
Interest expense and other financing costs	710,782	123,092	2,168,801	398,670
Depreciation and amortization	911,614	94,426	2,634,112	286,603
EBITDA	(569,708)	(1,417,378)	2,700,302	(2,970,194)
Acquisition transaction expenses	37,432	82,719	39,615	169,981
Loss on disposal of property and equipment	2,374	-	2,374	-
Loss on extinguishment of debt	317,217	-	442,574	-
Gain on extinguishment of accounts payable	-	-	(2,883,660)	-
Change in fair value of derivative liability	838,142	-	732,875	-
One-time executive compensation	-	-	175,000	-
Restructuring charges	7,654	-	41,717	-
Tax related items	1,887	-	1,887	(98,141)
Stock-based compensation expense and
stock issued for services	66,061	31,503	205,556	100,686
Adjusted EBITDA	$701,059	$(1,303,156)	$1,458,240	$(2,797,668)

Forward Looking Statements:

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk is the Company’s ability to raise new and continued capital to execute its comprehensive business strategy. Additional risks include uncertainties associated with the integration of businesses following an acquisition; the Company’s ability to comply with its senior debt agreements; concentration of revenue from one source; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the Company’s control; the termination of any of the Company’s significant contracts or partnerships; the Company’s inability to maintain working capital requirements to fund future operations; the Company’s ability to attract and retain highly qualified management, technical and sales personnel; and the other factors identified by us from time to time in the Company’s filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the reader is cautioned that our future performance could also be affected by risks and uncertainties not enumerated above.

About Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, high availability service platform enables the integration of leading edge solutions in the cloud, including cloud voice, cloud computing, cloud connectivity, cloud storage and security.  Fusion’s innovative yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusiontel.com.
Contact

Company
Laura Nadal
212-389-9720
lnadal@fusiontel.com